EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Energy, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements of BPZ Energy, Inc. on Form S-8 (SEC File Nos. 333-116508 and 333-126388) of our report dated March 14, 2007  relating to the consolidated balance sheets of BPZ Energy, Inc. and Subsidiaries (An Exploratory Stage Company), as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the three years ended December 31, 2006, which report is included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

/s/ Johnson Miller & Co. CPA’s, P.C.
Midland, Texas

March 14, 2007